Exhibit 99.1

Discovery Labs Receives Nasdaq Notification Related
 to Minimum Bid Price

Warrington, PA – July 1, 2015 -- Discovery Laboratories, Inc. (Nasdaq:DSCO) announced today that, on June 29, 2015, the Company received a letter from The Nasdaq Stock Market indicating that, because the Company’s common stock has not maintained a minimum closing bid price of $1.00 per share over the previous 30 consecutive business days, the Company is no longer in compliance with Nasdaq’s Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).  This notice of noncompliance has no immediate impact on the continued listing or trading of the Company’s common stock on the Nasdaq Capital Market.

Under the Nasdaq Listing Rules, the Company has 180 calendar days (“grace period”), or until December 28, 2015, to regain compliance with the Minimum Bid Price Requirement.  If during the grace period, the Company’s common stock achieves a minimum closing bid price of at least $1.00 per share for a period of at least ten consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and its common stock will continue to be eligible for listing on the Nasdaq Capital Market.

If the Company does not achieve compliance with the Minimum Bid Price Requirement during the grace period, Nasdaq will provide written notification to the Company that its common stock is subject to delisting.  However, if on the last day of the grace period, the Company complies with the market value requirement for continued listing and all other listing standards for initial listing on the Nasdaq Capital Market, and indicates its intention to cure its non-compliance with the Minimum Bid Price Requirement, the Company may be eligible for an additional grace period through June 27, 2016.  The Company intends to monitor the closing bid price of its common stock and, if appropriate, consider available options potentially to regain compliance with the Minimum Bid Price Requirement under the Nasdaq Listing Rules.

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lung and are essential for normal respiratory function and survival.  If surfactant deficiency or degradation occurs, the air sacs in the lungs can collapse, resulting in severe respiratory diseases and disorders.  Discovery Labs’ technology platform includes a novel synthetic peptide-containing (KL4) surfactant, that is structurally similar to pulmonary surfactant, and proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of aerosolized surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.

For more information, please visit the Company’s website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties include without limitation: the risk that Discovery Labs will be unable to comply with the Minimum Bid Price Rule in the initial grace period, or that Discovery Labs will not be in compliance with other listing standards for initial listing and, on the last day of the grace period, fail to qualify for an additional grace period to come into compliance with the Minimum Bid Price Rule; the risk that, if Discovery Labs’ common stock is delisted from the Nasdaq Capital Market, the liquidity and value of its common stock will decline; and other risks and uncertainties described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8‑K, and any amendments thereto.

Contact Information:
John Tattory, Senior Vice President and Chief Financial Officer: 215.488.9418 or jtattory@discoverylabs.com